Exhibit (a)(1)

HYPERSPACE COMMUNICATIONS, INC.

OFFER TO EXCHANGE RESTRICTED STOCK UNITS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., MOUNTAIN TIME,

ON DECEMBER 29, 2005 UNLESS THE OFFER IS EXTENDED.

HyperSpace Communications, Inc. is offering to exchange all outstanding restricted stock units granted to employees of our wholly-owned subsidiary, MPC Computers, LLC in connection with our acquisition of MPC, under the HyperSpace Communications, Inc. 2004 Equity Incentive Plan (the “plan”), as amended, for an equal number of new restricted stock units that we will grant under the plan. As more fully described below, the new restricted stock units will amend the conversion schedule of the existing restricted stock units. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Restricted Stock Units form (which together, as they may be amended from time to time, constitute the “offer”). The restricted stock units accepted for exchange will be exchangeable on a one-for-one basis for the replacement restricted stock units. We will grant the new restricted stock units on December 30, 2005 (the “replacement grant date”). If you choose to participate, you may elect to exchange any or all restricted stock units held by you for new restricted stock units, the terms of which are more fully described herein.

This offer is not conditioned upon a minimum number of restricted stock units being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

If you elect to exchange restricted stock units as described in the offer and if your offer is accepted, we will grant you replacement restricted stock units under the plan pursuant to an amended and restated restricted stock unit agreement between us and you. The replacement restricted stock units will remain substantially the same as your existing restricted stock units except that (i) the conversion schedule will be amended so that 1/2 of your vested restricted stock units will convert to shares of common stock on February 15, 2007 and the remaining 1/2 will convert on May 15, 2007 and (ii) the conversion schedule will accelerate upon a change in control of HyperSpace but not in the event of a public offering in which the holder is entitled to participate (as is provided in the current restricted stock unit agreements). The replacement restricted stock units will have other terms and conditions that are substantially the same as those of the cancelled restricted stock units.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR RESTRICTED STOCK UNITS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR RESTRICTED STOCK UNITS.

Shares of our common stock are quoted on the American Stock Exchange under the symbol “HCO.” On November 29, the last reported sale price of the common stock on the American Stock Exchange was $6.42 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR OUR COMMON STOCK AND REVIEW OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR RESTRICTED STOCK UNITS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the Election Concerning Exchange of Restricted Stock Units form to Mark A. Pougnet, by telephone at (303) 566-6500.

IMPORTANT

If you wish to elect to exchange your restricted stock units, you must complete and sign the Election Concerning Exchange of Restricted Stock Units form in accordance with its instructions, and send it and any other required documents to Mark A. Pougnet by fax at (208) 893-7218 or email at mapougnet@ehyperspace.com or by post to Mark A. Pougnet, HyperSpace Communications, Inc., c/o MPC Computers, LLC, 906 E. Karcher Road, Nampa, ID 83687.

We are not making this offer to, nor will we accept any election to exchange restricted stock units from or on behalf of, holders in any jurisdiction in which the offer or the acceptance of any election to exchange restricted stock units would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR RESTRICTED STOCK UNITS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF RESTRICTED STOCK UNITS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISOR IN DETERMINING WHETHER TO PARTICIPATE IN THE OFFER TO EXCHANGE.

CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	4
THE OFFER	4
1. Number of Restricted Stock Units; Expiration Date	5
2. Purpose of the Offer	7
3. Procedures for Electing to Exchange Restricted Stock Units	9
4. Withdrawal Rights	10
5. Acceptance of Restricted Stock Units for Exchange and Issuance of New Restricted Stock Units	11
6. Price Range of Common Stock Underlying the Restricted Stock Units	11
7. Source and Amount of Consideration; Terms of New Restricted Stock Units	12
8. Information Concerning HyperSpace Communications, Inc.	13
9. Interests of Directors and Officers; Transactions and Arrangements Concerning the Restricted Stock Units	13
10. Status of Restricted Stock Units Acquired by Us in the Offer; Accounting Consequences of the Offer	13
11. Legal Matters; Regulatory Approvals	14
12. Material Federal Income Tax Consequences	14
13. Extension of Offer; Termination; Amendment	15
14. Fees and Expenses	16
15. Additional Information	16
16. Miscellaneous	17

SCHEDULE A Conditions of Offer	A-1
SCHEDULE B Information About the Directors and Executive Officers of HyperSpace Communications, Inc.	B-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Restricted Stock Units form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Restricted Stock Units form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

1.	What securities are we offering to exchange?

We are offering to exchange all restricted stock units which were granted to employees of our wholly-owned subsidiary, MPC Computers, LLC, in connection with our acquisition of MPC, for new amended and restated restricted stock units under the plan. (Page 5)

2.	Why are we making the offer to exchange?

Because of changes in the federal tax laws imposing more stringent regulation of deferred compensation, the Internal Revenue Service has provided a transition period to allow individuals to make certain changes as to the timing of payments of deferred compensation. After such transition period, changes to the timing of payments of deferred compensation will be severely limited. We decided to take advantage of this transition period by implementing the offer to exchange. We implemented the offer to exchange because under their current terms, a substantial portion of the restricted stock units convert to shares of common stock on January 1, 2006, resulting in an immediate and substantial income tax event for the holders. Since the volume of trading in our common stock is low and the liquidity of the common stock is limited, we do not want holders attempting to sell shares into the market to raise cash to pay their taxes because it would depress the stock price and possibly paralyze the market for our common stock. If enough shares were offered into the market, holders would likely not be able to sell a portion of their holdings into the market to raise cash to pay the tax withholding obligation. Holders would be required to pay the tax in accordance with the plan. This program is voluntary and will allow holders to choose whether to keep their current restricted stock units (and pay us the required tax when they convert to shares of common stock on January 1, 2006), or to tender those restricted stock units in exchange for an equal number of new amended and restated restricted stock units to be granted on December 30, 2005 (the “replacement grant date”). We believe that the program is in the best interests of the company and hope that it will assist and incentivize the holders, but the tax event will only be postponed. If we are not better capitalized or if our stock is not more widely traded at the time the replacement restricted stock units convert to shares of common stock, a holder will still be obligated to pay the required taxes at that time. (Page 6)

3.	Who is eligible?

All holders of the restricted stock units granted under the plan in connection with our acquisition of MPC. (Page 5)

4.	What are the terms of the replacement restricted stock units?

The replacement restricted stock units will remain substantially the same as your existing restricted stock units except that (i) the conversion schedule will be modified so that 1/2 of your vested restricted stock units will convert to shares of common stock on February 15, 2007 and the remaining 1/2 will convert on May 15, 2007 and (ii) the conversion schedule will accelerate upon a change in control of HyperSpace but not in the event of a public offering in which the holder is entitled to participate (as is provided in the current restricted stock unit agreements). The replacement restricted stock units will have other terms and conditions that are substantially the same as those of the cancelled restricted stock units. (Page 10)

5.	How does the exchange work?

The offer to exchange will require a holder to make a voluntary election to cancel outstanding restricted stock units on or prior to December 29, 2005, in exchange for a one-for-one grant of a replacement restricted stock unit to be issued on the replacement grant date, with the terms set forth above. Except as set forth above, the replacement restricted stock units will have other terms and conditions that are substantially the same as those of the cancelled restricted stock units. Holders may choose to cancel some, all, or none of their restricted stock units. (Page 5)

6.	What do I need to do to participate in the offer to exchange?

To participate, you must complete the Election Concerning Exchange of Restricted Stock Units form, sign it, and ensure that HyperSpace receives it no later than 5:00 p.m. Mountain Time on December 29, 2005. You can return your form either by fax to Mark A. Pougnet at (208) 893-7218 or email at mapougnet@ehyperspace.com or by post to Mark A. Pougnet, HyperSpace Communications, Inc., c/o MPC Computers, LLC, 906 E. Karcher Road, Nampa, ID 83687. (Page 8)

7.	Why can’t HyperSpace and I just agree to change the terms of my restricted stock unit agreement?

In effect that is what is happening. We are amending and restating the terms of your restricted stock units. However, rules and regulations promulgated by the U.S. Securities and Exchange Commission require that we treat the change as a tender offer for your existing restricted stock units in exchange for new restricted stock units. It is important that we provide you with accurate and complete disclosure so that you are able to make an informed decision. (Page 15)

8.	If I participate, what will happen to my current restricted stock units?

Restricted stock units designated to be exchanged under this program will be cancelled promptly after the expiration of this offer to exchange on December 29, 2005. (Page 12)

9.	What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 5:00 p.m. Mountain Time on December 29, 2005, unless it is extended by us. This means that we must have your form in our hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 10:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all restricted stock units elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected restricted stock units that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected restricted stock units promptly after the expiration of the offer. (Page 8)

10.	What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the restricted stock unit exchange, all restricted stock units currently held by you will remain intact on their original terms and you will be required to pay us the amount that we are required to withhold for income tax purposes on January 1, 2006. (Page 8)

11.	During what period of time may I withdraw previously elected restricted stock units?

You may withdraw your restricted stock units elected for exchange at any time before 5:00 p.m., Mountain Time, on December 29, 2005. If the offer is extended by us beyond that time, you may withdraw your restricted stock units elected for exchange at any time until the extended expiration of the offer. To withdraw restricted stock units elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the restricted stock units elected for exchange. Once you have withdrawn restricted stock units, you may re-elect to exchange restricted stock units only by again following the delivery procedures described above. (Page 9)

12.	Is there any tax consequence to my participation in this exchange?

This election is being offered pursuant to an interpretation of a transition rule pursuant to recently-enacted legislation regarding deferred compensation. This transition rule permits within a limited time period certain changes in the timing of payments if such changes are documented. This deferred compensation legislation is complex. The Internal Revenue Service has extended the good faith compliance period with respect to the deferred compensation legislation through December 31, 2006.

If you do not exchange your restricted stock units, you will be subject to taxation on January 1, 2006, the date upon which a portion of your restricted stock units convert to shares of our common stock. If you exchange your current restricted stock units for new amended and restated restricted stock units, we believe it is a good faith interpretation of the transition rule that you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange or on January 1, 2006. However, because of the proximity of the exchange date to the date you would otherwise have been taxed on the conversion of the restricted stock units, the Internal Revenue Service could take the view that you are in constructive receipt of the income and the exchange does not delay the taxation event. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange restricted stock units pursuant to the offer. (Page 13)

13.	How should I decide whether or not to participate?

The program carries considerable risk, and there are no guarantees of our future stock performance. You will be delaying the date on which your restricted stock units convert to shares of common stock. At the time of conversion our common stock may have little or no value. Conversely, your tax obligations may increase if our stock price increases in the future since the value of our stock at the conversion date is treated as ordinary income to you. Only subsequent increases or decreases after conversion of the restricted stock units to common stock may be treated as capital gains or losses. Accordingly, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the employee’s tax situation, the performance of our stock price and our business. You should also review our filings with the Securities and Exchange Commission which discuss our performance, prospects and risk factors. (Page 7)

14.	What do we and our board of directors think of the offer?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your restricted stock units. (Page 7)

15.	What are the conditions to the offer?

The offer is not conditioned upon a minimum number of restricted stock units being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

16.	When will I receive my replacement restricted stock units?

We will grant the new amended and restated restricted stock units on the replacement grant date, December 30, 2005. (Page 5)

INTRODUCTION

HyperSpace is offering to exchange all outstanding restricted stock units that were granted in connection with our acquisition of MPC Computers, LLC under the HyperSpace Communications, Inc. 2004 Equity Incentive Plan, as amended, (the “plan”) for new amended and restated restricted stock units we will grant under the plan. We are making this offer to all holders of such restricted stock units upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Restricted Stock Units form (which together, as they may be amended from time to time, constitute the “offer”). The restricted stock units accepted for exchange will be exchangeable on a one-for-one basis for the replacement restricted stock units. We will grant the new restricted stock units on December 30, 2005 (the “replacement grant date”).

If you choose to participate, you may elect to exchange any or all restricted stock units held by you for new restricted stock units, the terms of which are more fully described herein.

The offer is not conditioned on any minimum number of restricted stock units being elected for exchange. This offer is subject to conditions that we describe in Schedule A of this offer to exchange.

If you elect to exchange restricted stock units, we will grant you new restricted stock units under the plan pursuant to a new amended and restated restricted stock unit agreement between us and you. The replacement restricted stock units will remain substantially the same as your existing restricted stock units except that (i) the conversion schedule will be amended so that 1/2 of your vested restricted stock units will convert to shares of common stock on February 15, 2007 and the remaining 1/2 will convert on May 15, 2007 and (ii) the conversion schedule will accelerate upon a change in control of HyperSpace but not in the event of a public offering in which the holder is entitled to participate (as is provided in the current restricted stock unit agreements). The replacement restricted stock units will have other terms and conditions that are substantially the same as those of the cancelled restricted stock units.

1,223,882 restricted stock units, convertible into 1,223,882 shares of our common stock were issued in connection with our acquisition of MPC under the plan, all of which are held by current and former employees, officers or directors of MPC, and are eligible for this offer to exchange. The shares of common stock issuable upon conversion of restricted stock units we are offering to exchange represent approximately 15.95% of the total shares of our common stock outstanding as of November 29, 2005.

THE OFFER

1.	Number of Restricted Stock Units; Expiration Date

Upon the terms and subject to the conditions of the offer, we will exchange for new restricted stock units under the plan all restricted stock units that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below.

If your restricted stock units are properly elected for exchange, you will be entitled to receive a number of new amended and restated restricted stock units that is equal to the number of restricted stock units you have elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new restricted stock units will be subject to the terms of the plan pursuant to a new amended and restated restricted stock unit agreement between us and you.

The term “expiration date” means 5:00 p.m. Mountain Time December 29, 2005, unless and until we, in our discretion, have extended the period during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date on which the offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate or amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

• we increase or decrease the amount of consideration offered for the restricted stock units;

•              we (i) decrease the number of restricted stock units eligible to be elected for exchange in the offer, or (ii) increase the number of restricted stock units eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon conversion of the restricted stock units that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	Purpose of the Offer

We issued the restricted stock units outstanding under the plan for the following purposes:

•              in connection with our acquisition of MPC Computers, LLC, to satisfy certain liabilities of

MPC with respect to its Equity Participation and Retention Plan and employment agreements with MPC’s chief executive officer and executive vice-president,

• to enhance the long-term profitability and shareholder value of HyperSpace Communications, Inc. by offering incentives and rewards to our employees, who are key to our growth and success, and

• to encourage our employees to continue their employment by us.

We implemented the offer to exchange because of a transition rule in connection with a change in the federal tax laws imposing more stringent regulation of deferred compensation. The Internal Revenue Service has provided a transition period to allow individuals to make certain changes as to the timing of payments of deferred compensation. After such transition period, changes to the timing of payments of deferred compensation will be severely limited. Under their current terms, a substantial portion of the restricted stock units convert to shares of common stock on January 1, 2006, resulting in an immediate and substantial income tax event for the holders. Since the volume of trading in our common stock is low and the liquidity of the common stock is limited, we do not want holders attempting to sell shares into the market to raise cash to pay their taxes because it would depress the stock price and possibly paralyze the market for our common stock. If enough shares were offered into the market, holders would likely not be able to sell a portion of their holdings into the market to raise cash to pay the tax withholding obligation. Holders would be required to pay the tax in accordance with the plan terms. This program is voluntary and will allow holders to choose whether to keep their current restricted stock units (and pay us the required tax when they convert to shares of common stock on January 1, 2006), or to rescind those restricted stock units in exchange for an equal number of new restricted stock units to be granted on December 30, 2005 (the “replacement grant date”). WE HOPE THAT THIS PROGRAM WILL ASSIST AND INCENTIVIZE THE HOLDERS, BUT THE TAX EVENT WILL ONLY BE POSTPONED. IF WE ARE NOT BETTER CAPITALIZED OR IF OUR STOCK IS NOT MORE WIDELY TRADED AT THE TIME THE REPLACEMENT RESTRICTED STOCK UNITS CONVERT TO SHARES OF COMMON STOCK, A HOLDER WILL STILL BE OBLIGATED TO PAY THE REQUIRED TAXES AT THAT TIME.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no definitive plans or proposals that relate to or would result in:

(a)	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock being delisted from a national securities exchange;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition by any person of any of our securities; or

(j)	any change to our articles of incorporation or bylaws, or any action that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your restricted stock units, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your restricted stock units.

3.	Procedures for Electing to Exchange Restricted Stock Units

Proper Exchange of Restricted Stock Units. To validly elect to exchange your restricted stock units pursuant to the offer, you must, in accordance with the terms of the Election Concerning Exchange of Restricted Stock Units form, properly complete, duly execute and deliver to us the Election Concerning Exchange of Restricted Stock Units form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax to Mark A. Pougnet at (208) 893-7218 or email at mapougnet@ehyperspace.com or by post to Mark A. Pougnet, HyperSpace Communications, Inc., c/o MPC Computers, LLC, 906 E. Karcher Road, Nampa, ID 83687, before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the restricted stock unit exchange, and all restricted stock currently held by you will remain intact on their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF RESTRICTED STOCK UNIT FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING RESTRICTED STOCK UNIT HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Restricted Stock Units; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form and eligibility, including time of receipt, and acceptance of any exchange of restricted stock units. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange restricted stock units that we determine not to be in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected restricted stock units that are not validly withdrawn. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any elections with respect to any particular restricted stock units or any particular restricted stock unit holder. No election to exchange restricted stock units will be deemed to have been properly made until all defects and irregularities have been cured by the electing restricted stock unit holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections or will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange restricted stock units pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR RESTRICTED STOCK UNITS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept promptly following the expiration of the offer all properly elected restricted stock units that have not been validly withdrawn.

4.	Withdrawal Rights

You may withdraw your tendered restricted stock units in accordance with the provisions of this Section 4.

You may withdraw your elected restricted stock units at any time before 5:00 p.m., Mountain Time, on December 29, 2005. If the offer is extended by us beyond that time, you may withdraw your elected restricted stock units at any time until the extended expiration of the offer. In addition, unless we accept your elected restricted stock units for exchange before 5:00 p.m., Mountain Time, on January 30, 2006, you may withdraw your restricted stock units elected for exchange at any time after 5:00 p.m., Mountain Time, on January 30, 2006.

To validly withdraw elected restricted stock units, a restricted stock unit holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the restricted stock unit holder still has the right to withdraw the restricted stock units elected for exchange. The notice of withdrawal must specify the name of the restricted stock unit holder who elected to have the restricted stock units be withdrawn, the grant date, and the number of restricted stock units to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the restricted stock unit holder who elected to exchange the restricted stock units to be withdrawn exactly as such restricted stock unit holder’s name appears on the restricted stock unit agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any restricted stock units you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those restricted stock units before the expiration date by following the procedures described in Section 3.

Neither HyperSpace nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Restricted Stock Units for Exchange and Issuance of New Restricted Stock Units

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and amend and restate restricted stock units properly elected for exchange and not validly withdrawn before the expiration date. If your restricted stock units are properly elected for exchange and accepted for exchange on December 30, 2005, the first business day following the scheduled expiration date of the offer, you will be granted new amended and restated restricted stock units on the replacement grant date, December 30, 2005. If we extend the date by which we must accept and cancel restricted stock units properly elected for exchange, you will be granted new restricted stock units as soon as practicable after the extended date.

We are required to record a compensation expense equal to the fair market value of our common stock on the date the restricted stock units vest. Because the replacement restricted stock units do not alter the vesting dates of the existing restricted stock units, we do not believe that there is any accounting consequence of the exchange to HyperSpace.

For purposes of the offer, we will be deemed to have accepted for exchange restricted stock units that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the restricted stock unit holders of our acceptance for exchange of such restricted stock units, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly following the expiration date all properly tendered restricted stock units that are not validly withdrawn. Promptly after we so accept restricted stock units elected for exchange, we will provide new restricted stock unit agreement to each holder that tendered restricted stock units for signature.

6.	Price Range of Common Stock Underlying the Restricted Stock Units

Our common stock is listed on the American Stock Exchange under the symbol “HCO.” The following table shows, for the periods indicated, the high and low sales prices per share for our common stock as reported by the American Stock Exchange.

	2005		2004[1]
	High	Low	High	Low
First Quarter	$4.30	$1.43	$--	$--
Second Quarter	4.80	2.24	--	--
Third Quarter	8.40	4.86	--	--
Fourth Quarter	6.55[2]	5.20[2]	3.30	2.10

1      We completed our initial public offering of units and began trading on the American Stock Exchange.

in October 2004. The stock price information provided is based upon prices of our common stock after the units were split on November 5, 2004.

2 Through November 29, 2005.

WE RECOMMEND THAT YOU OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR RESTRICTED STOCK UNITS.

7.	Source and Amount of Consideration; Terms of New Restricted Stock Units

Consideration. We will issue new amended and restated restricted stock units under the plan in exchange for outstanding restricted stock units properly elected and accepted for exchange by us. The restricted stock units accepted for exchange will be exchangeable on a one-for-one basis for the replacement restricted stock units.

Terms of New Restricted Stock Units. The new restricted stock units will be issued under the plan. We will issue a new restricted stock unit agreement to each restricted stock unit holder who has elected to exchange restricted stock units that we have accepted for exchange. The replacement restricted stock units will remain substantially the same as your existing restricted stock units except that (i) the conversion schedule will be modified so that 1/2 of your vested restricted stock units will convert to shares of common stock on

February 15, 2007 and the remaining 1/2 will convert on May 15, 2007, and (ii) the conversion schedule will accelerate upon a change in control of HyperSpace, but will not accelerate in the event of a public offering in which the holder is entitled to participate (as is provided in the current restricted stock unit agreements). Except for these changes or as otherwise specified in the offer, the terms and conditions of the new restricted stock units will be substantially the same as the terms and conditions of the restricted stock units elected for exchange. The vesting schedule set forth in the existing restricted stock units will remain the same in the replacement restricted stock units. Please see Section 12 below for a discussion of the material federal income tax consequences of the exchange and the new restricted stock units.

The terms and conditions of your current restricted stock units are set forth in the plan under which they were granted and the restricted stock unit agreement you entered into in connection with the grant.

Plan	Date of Prospectus
HyperSpace Communications, Inc. 2004 Equity Incentive Plan, as amended	July 25, 2005

IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER CONCERNING THE PLAN AND THE NEW RESTRICTED STOCK UNITS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLAN AND THE FORM OF RESTRICTED STOCK UNIT AGREEMENT UNDER THE PLAN. PLEASE CONTACT MARK A. POUGNET AT (303) 566-6500 TO RECEIVE A COPY OF THE PLAN, PROSPECTUS OR FORM OF RESTRICTED STOCK UNIT AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

8.	Information Concerning HyperSpace Communications, Inc.

General. We are a Colorado corporation, with our principal executive offices located at 8480 East Orchard Road, Suite 6600, Greenwood Village, CO 80111. Our telephone number at this address is (303) 566-6500. Through our subsidiary MPC Computers, we provide PC products and IT solutions to mid-sized businesses, government agencies and education organizations. MPC’s products include desktops, notebooks, servers and storage, all of which are backed by service and support. We also offer software for network acceleration and secure data transmission.

Financial Information. The financial information included in (i) our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, particularly pages F-1 through F-21, and (ii) our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005, particularly pages 3 through 22, is incorporated herein by reference. See Section 15 of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

9.     Interests of Directors and Officers; Transactions and Arrangements Concerning the Restricted Stock Units

A list of our directors and executive officers is attached to this offer to exchange as Schedule B. Certain of our executive officers held 508,847 of the restricted stock units subject to this offer, which represented approximately 42% of the restricted stock units granted in connection with our acquisition of MPC under the plan. Our executive officers have informed us that they intend to participate in this offer. Therefore, up to a total of 508,847 restricted stock units held by our executive officers will be tendered for exchange.

Please see Schedule B attached to this offer to exchange for information regarding the number of restricted stock units subject to this offer beneficially owned by our executive officers and directors as of December 1, 2005.

10.	Status of Restricted Stock Units Acquired by Us in the Offer; Accounting Consequences of the Offer

Restricted stock units we acquire pursuant to the offer will be amended and restated, and the shares of common stock subject to those restricted stock units will be available for issuance upon the conversion of such new amended and restated awards.

We are required to record a compensation expense equal to the fair market value of our common stock on the date the restricted stock units vest. Because the replacement restricted stock units do not alter the vesting dates of the existing restricted stock units, we do not believe that there is any accounting consequence of the exchange to HyperSpace.

11.	Legal Matters; Regulatory Approvals

We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by our exchange of restricted stock units and the issuance of new restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock units as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered restricted stock units for exchange pending the outcome of any such matter. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept restricted stock units elected for exchange and to issue new restricted stock units is subject to conditions, including the conditions described in Schedule A.

12.	Material Federal Income Tax Consequences

The following is a general summary of the material federal income tax consequences of the exchange of restricted stock units pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all restricted stock unit holders.

The Internal Revenue Code has been amended to impose more stringent regulation of deferred compensation. Because of these changes, the Internal Revenue Service has provided a transition period to allow individuals to make certain changes as to the timing of payments of deferred compensation. After such transition period, changes to the timing of payments of deferred compensation will be severely limited. The rules are uncertain and we are relying on a good faith interpretation of the transition period rules in making our determination of the federal income tax consequences of the exchange. We cannot assure you that our good faith interpretation is correct or the Internal Revenue Service will not disagree.

If you do not exchange your restricted stock units, you will be subject to taxation on January 1, 2006, the date upon which a portion of your restricted stock units convert to shares of our common stock. If you exchange your current restricted stock units for new amended and restated restricted stock units, we believe it is a good faith interpretation of the transition rule that you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange or on January 1, 2006. Restricted stock units are not property for federal income tax purposes. Thus, we believe that the exchange of outstanding restricted stock units for new amended and restated restricted stock units is not a taxable exchange for federal income tax purposes. However, because of the proximity of the exchange date to the date you would otherwise have been taxed on the conversion of the restricted stock units, the Internal Revenue Service could take the view that you are in constructive receipt of the income and the exchange does not delay the taxation event.

We do not believe that you will be subject to current income tax if you do not elect to exchange your restricted stock units for new restricted stock units. However, as soon as your restricted stock units convert to shares of our common stock you will be deemed to have received income and will be subject to immediate taxation on such income. Unless we are able to withhold cash from your paycheck or we implement an alternative arrangement, you will be required to provide us with a cash payment on the date of conversion to satisfy our tax withholding obligations.

When any part of a restricted stock unit is converted into shares of our common stock, you will be deemed to have received ordinary income at the time of the conversion in an amount equal to the then fair market value of any shares or property you receive.

We will be entitled to a deduction at the same time and in the same amount as you recognize any ordinary income, subject to certain limits on the deductibility of compensation under Section 162(m) of the Code. The deduction will in general be allowed for the taxable year of HyperSpace in which the ordinary income is recognized by the holder.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13.	Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any restricted stock units by giving oral or written notice of such extension to the restricted stock unit holders and making a public announcement thereof.

We also reserve the right, in our sole discretion, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any restricted stock units elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the restricted stock unit holders and making a public announcement thereof.

Subject to compliance with applicable law, we also expressly reserve the right, in our sole discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to restricted stock unit holders or by decreasing or increasing the number of restricted stock units to be exchanged or surrendered in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 10:00 a.m. Mountain Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to restricted stock unit holders in a manner reasonably designed to inform restricted stock unit holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

• we increase or decrease the amount of consideration offered for the restricted stock units;
• we decrease the number of restricted stock units eligible to be elected for exchange in the offer; or

•      we increase the number of restricted stock units eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon conversion of the restricted stock units that are subject to the offer immediately prior to the increase; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 13.

14.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange restricted stock units pursuant to this offer to exchange.

15.	Additional Information3.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following material we have filed with the SEC before making a decision on whether to tender your restricted stock units:

1.            our annual report on Form 10-KSB for our fiscal year ended December 31, 2004, filed with the SEC on March 31, 2005, including the financial statements and other information contained therein;

2.            our quarterly report on Form 10-QSB for the quarterly period ended September 30, 2005, filed with the SEC on November 14, 2005, including the interim unaudited financial statements and other information contained therein;

3.            our Form S-3, filed with the SEC on October 6, 2005; and

4.            the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 24, 2004, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 0-115404. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room

Room 1024

450 Fifth Street, NW

Washington, DC 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like HyperSpace, who file electronically with the SEC. The address of that site sec.gov Reports, proxy statements or other information concerning us may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1872.

We also will provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

HyperSpace Communications, Inc.

Attention: Mark A. Pougnet

8480 East Orchard Road, Suite 6600

Greenwood Village, CO 80111

or by telephoning us at (303) 566-6500 between the hours of 9:00 a.m. and 5:00 p.m., Mountain Time.

16.	Miscellaneous

This offer to exchange and our SEC reports referred to above include forward-looking statements. When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and “plan” as they relate to HyperSpace Communications, Inc., its subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-KSB for the year ended December 31, 2004 and the Form S-3 filed by us on October 6, 2005, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: liquidity constraints and financial uncertainty, the uncertain market for products, customer concentration, potential quarterly revenue fluctuations, production risks, industry cost factors, competition, government regulation, technological change, manufacturing risks, reliance on key personnel and international business risks. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where this making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange restricted stock units be accepted from or on behalf of, the restricted stock unit holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR RESTRICTED STOCK UNITS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF RESTRICTED STOCK UNITS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

HyperSpace Communications, Inc.

December 1, 2005

SCHEDULE A

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the offer, we will not be required to accept any restricted stock units for exchange, and we may terminate or amend the offer and may postpone our acceptance and cancellation of any restricted stock units elected for exchange, in each case, subject to Rule 13e-4(f) under the Securities Exchange Act, if at any time on or after December 1, 2005, and prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgement, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel restricted stock units tendered to us:

a.             there shall have been threatened, instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the elected restricted stock units pursuant to the offer, the issuance of new restricted stock units or otherwise relates in any manner to the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of HyperSpace and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

b.            there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us, by any court or any authority, agency or tribunal that, in the our reasonable judgment, would or might directly or indirectly:

(i)           make the acceptance for exchange of, or issuance of new restricted stock units for, some or all of the tendered restricted stock units illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new restricted stock units for, some or all of the tendered restricted stock units;

(iii) materially impair the contemplated benefits of the offer to us; or

(iv)         materially and adversely affect the business, condition (financial or other), income, operations or prospects of HyperSpace or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

c. there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(iii) the commencement of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States;

(iv)         any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

(v)          any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of HyperSpace or on the trading in our common stock;

(vi)         any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of HyperSpace or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(viii)       any decline in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 30, 2005;

d.            there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

e.             there shall have occurred any change in the Internal Revenue Code or the Treasury Regulations or interpretations promulgated thereunder that, in the reasonable judgment of HyperSpace, make the offer illegal or adversely affect the material benefits expected from the offer;

f.             a tender or exchange offer with respect to some or all of our common stock, or merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

(i)           any entity, person or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 1, 2005);

(ii)          any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)         any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

g.            any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of HyperSpace that, in our reasonable judgment, is or may have a material adverse significance to HyperSpace.

The conditions to the offer are for our sole benefit, and we may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF HYPERSPACE COMMUNICATIONS, INC.

The following table sets forth the names and addresses of the directors and executive officers of HyperSpace Communications, Inc., their positions and offices as of December 1, 2005, and the number of restricted stock units subject to this offer and percentage such restricted stock units owned by each of them as of December 1, 2005. Except as otherwise indicated, the address for each director and executive officer is c/o HyperSpace Communications, 8480 East Orchard Road, Suite 6600, Greenwood Village, CO 80111.

NAME AND ADDRESS	POSITION AND OFFICES HELD	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
John P. Yeros	Chairman and Chief Executive Officer	--	--
Angela Blatteis	Director	--	--
David E. Girard	Director	--	--
Jordan W. Katz	Director	--	--
Eric D. Murphy	Director	--	--
Kent Swanson	Director	--	--
David A. Young	Director	--	--
Michael S. Adkins	President	283,046	23.13%
Mark A. Pougnet	Chief Financial Officer	--	--
Adam Lerner	Executive Vice President, Sales and Marketing	167,260	13.67%
Brian T. Hansen	Vice President and General Counsel	58,541	4.78%

(1)    Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. As of December 1, 2005, we had 1,223,882 restricted stock units subject to this offer issued and outstanding.

HYPERSPACE COMMUNICATIONS, INC.

December 1, 2005

OFFER TO EXCHANGE RESTRICTED STOCK UNITS GRANTED

UNDER THE HYPERSPACE 2004 EQUITY INCENTIVE PLAN

Questions and requests for assistance or for additional copies of this offer to exchange, the election form or any other tender offer materials referred to in the offer may be directed to Mark A. Pougnet at the address and telephone number listed below.

HyperSpace Communications, Inc.

8480 East Orchard Road, Suite 6600

Greenwood Village, CO 80111

Telephone: (303) 566-6500

Fax: (303) 566-6514